UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2013

OCTAGON 88 RESOURCES, INC.
Exact name of registrant as specified in its charter

Nevada	000-53560	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Zeglistrasse 30, Englberg, Switzerland	6390
(Address of principal executive offices)	(Zip Code)

41-799-184471
Registrant’s telephone number, including area code

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 -Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Appointment of Directors

On January 29, 2013, the Board appointed Mr. Guido Hilekes and Mr. Gordon E. Taylor as Directors of the Corporation.

Mr. Guido Hilekes

Mr.  Hilekes has been a long term private equity advisor to several start-up companies. Currently, Mr. Hilekes sits on the Boards of Directors of various Swiss equity financed companies. He holds an MBA in International Business Studies from Thunderbird, School of Global Management in Arizona.

Mr. Hilekes is a Director of Zentrum Energie Trust AG, his performance enables portfolio companies to invest in long-term growth, innovation, buy-outs or start-ups. For innovative start-ups Zentrum provides venture capital (equity investment).As a director of Zentrum Energie Trust AG a Zug based private equity fund that has accumulated substantial oil and gas assets through acquisition and financing of projects over the last five years.

Mr. Gordon E. Taylor

Mr. Taylor brings 40 years of financial expertise in the Finance and Venture Capital Sectors. His past positions include Manager of the Alberta Government Business SE-Alberta business loan branch. After this he became a Senior Manager and Advisor for Government funds established to diversify the Alberta economy via Venture Capital investment.

Mr. Taylor is President of Liberty Mortgage Inc., having founded the company in 1996, which is a top tier property development firm possessing a private portfolio of investments in mortgages with real estate developments evaluated at $300,000,000. Mr. Taylor and his group of investors have participated as co-investors in multiple Oil and Gas junior companies over the last decade.

Departure of Principal Officer

On January 29, 2013, Mr. Feliciano Tighe tendered his resignation as President of Octagon 88 Resources, Inc. (the “Company”).  The resignation did not involve any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.  Mr. Tighe remains Corporate Secretary and a director of the Company.

Appointment of Principal Officer

On January 29, 2013, the Board appointed Mr. Guido Hilekes as President of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OCTAGON 88 RESOURCES, INC.

Dated: February 12, 2013	By:	/s/ Feliciano Tighe
	Name:	Feliciano Tighe
`	Title:	Secretary and Director